EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS *

                           CONCORD EFS, INC.

                                     Year Ended December 31
                                1996         1995        1994
                              --------     --------    ---------
                                    (in thousands, except
                                      earnings per share)
For primary earnings per share:

Weighted average of common
 shares outstanding net of
 treasury shares               57,484       55,344       54,318
Weighted average common
 stock equivalents for stock
 options by treasury stock
 method                         2,451        2,515        1,580
                               ------       ------       ------
Weighted average common and
 common equivalent shares      59,935       57,859       55,898
                               ======       ======       ======

Net income                    $26,789      $18,315      $12,713
                              =======      =======      =======

Per-share amount                $0.45        $0.32        $0.23
                                =====        =====        =====

For fully diluted earnings per share:

Weighted average common
 and common equivalent
 shares for primary earnings
 per share                     59,935       57,859       55,898
Add shares representing
 additional shares for stock
 options based on period-end
 market price                      40          312          787
                               ------       ------       ------
Weighted average common
 and common equivalent
 shares-fully diluted basis    59,975       58,171       56,685
                               ======       ======       ======


Net income                    $26,789      $18,315      $12,713
                              =======      =======      =======


Per-share amount                $0.45        $0.31        $0.22
                                =====        =====        =====


* Earnings per share and related per share data have been restated to reflect stock splits issued through June 28, 1996.